FOR IMMEDIATE RELEASE
NEWS RELEASE

Pacira BioSciences Reports Second Quarter 2026 Financial Results
-- Continued execution of 5x30 strategy marked by solid revenue growth, durable cashflows, advancing pipeline, and high-caliber commercial partnerships --
-- Delivered second quarter total revenue of $192.4 million, representing 6 percent year-over-year growth --
-- Conference call today at 4:30 p.m. ET --
BRISBANE, Calif., August 4, 2026 - Pacira BioSciences, Inc. (Nasdaq: PCRX), the industry leader in its commitment to deliver innovative, non-opioid pain therapies to transform the lives of patients, today reported financial results for the second quarter of 2026.
“The first half of 2026 was marked by solid revenue growth and strong execution of our 5x30 strategy across the business,” said Frank D. Lee, chief executive officer of Pacira BioSciences. “Just 18 months into the initiative, we are delivering meaningful progress against each of our strategic objectives to drive long-term growth and create significant value. The quarter was also highlighted by our recently closed transaction with Zimmer Biomet, which positions iovera®° to reach its full global potential while preserving Pacira’s participation in its future success and further sharpening our focus as an innovation-driven biopharmaceutical company.”

Second Quarter 2026 Financial Highlights
•Second quarter revenues of $192.4 million
•Second quarter GAAP net income of $4.7 million, or $0.12 per share (basic and diluted)
•Second quarter adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) of $48.7 million
•Second quarter non-GAAP net income of $29.5 million, or $0.75 per share (basic) and $0.73 per share (diluted)
See “Non-GAAP Financial Information” below.

Recent Business Highlights
•Divestiture of iovera° Business to Zimmer Biomet. Pacira recently completed the divestiture of its iovera° business to Zimmer Biomet Holdings, Inc. (NYSE and SIX: ZBH), a global medical technology leader. Under the terms of the transaction, Pacira will receive up to $140 million with an upfront payment of $70 million, subject to customary adjustments, and potential future revenue-based milestone payments totaling up to an additional $70 million during the period up to and through December 31, 2031. The parties will collaborate on advancing the spasticity program with an opportunity for Pacira to receive incremental compensation assuming successful completion of the registrational study and subsequent regulatory approval. The transaction closed on July 31, 2026 and the Company received cash of $73.6 million, after purchase price adjustments.
•UnitedHealthcare Now Providing Separate Reimbursement for EXPAREL. UnitedHealthcare is now providing separate reimbursement for EXPAREL® (bupivacaine liposome injectable suspension) across outpatient settings, including hospital outpatient departments and ambulatory surgery centers. This update enables EXPAREL to be reimbursed outside of the surgical bundle for eligible UnitedHealthcare members, representing an additional step in expanding access to non-opioid postsurgical pain management options. With approximately 40 million covered lives, UnitedHealthcare is the largest health insurer in the United States.
•Advancement of PCRX-201 Development Program. PCRX-201 (enekinragene inzadenovec), our investigational, locally administered, gene therapy for osteoarthritis of the knee, has successfully transitioned to a scalable commercial manufacturing process intended to support future registrational development and commercialization. Following implementation of the new process and availability of clinical supply, enrollment is underway in Part B of the Phase 2 ASCEND study. Enrollment in Part A concluded in June, with topline data expected by the end of 2026.
•Leading Peer-Reviewed Rheumatology Journal to Publish Phase 1 Study of PCRX-201. Our Phase 1 study of PCRX-201 has been accepted for publication in the Annals of the Rheumatic Diseases journal in a paper entitled “Safety, Biodistribution, and Exploratory Clinical Outcomes of a Novel Intraarticular IL-1Ra Gene Therapy (PCRX-201) in Moderate-to-Severe Knee Osteoarthritis: 2-Year Results of a Phase 1 Study”. The lead author is Dr. Stanley Cohen, a leading rheumatologist and Clinical Professor at the University of Texas Southwestern Medical Center.

•Real-world Study Highlights Benefits of EXPAREL in TSA Procedures. Findings from a real-world study were presented at ISPOR 2026. ISPOR is recognized as the global leader in the field of health economics and outcomes research excellence. The study evaluated outcomes associated with the use of EXPAREL following outpatient total shoulder arthroplasty (TSA) in Medicare Advantage patients. Findings showed lower opioid consumption, reduced healthcare costs, and fewer opioid-related adverse events associated with EXPAREL use. The retrospective analysis assessed more than 6,400 opioid-naïve Medicare Advantage patients undergoing outpatient TSA and compared outcomes between those receiving EXPAREL and those receiving standard-of-care analgesia.

Second Quarter 2026 Financial Results
•Total revenues were $192.4 million in the second quarter of 2026, a 6 percent increase over the $181.1 million reported for the second quarter of 2025.
•EXPAREL net product sales were $147.8 million in the second quarter of 2026, a 3 percent increase over the $142.9 million reported for the second quarter of 2025. Second quarter volume growth of 4 percent was partially offset by a shift in vial mix and the expansion of discount contracting programs related to group purchasing organizations (GPOs).
•ZILRETTA® (triamcinolone acetonide extended-release injectable suspension) net product sales were $32.6 million in the second quarter of 2026, a 4 percent increase over the $31.3 million reported for the second quarter of 2025.
•Second quarter 2026 iovera° net product sales were $6.8 million, a 22 percent increase over the $5.6 million reported for the second quarter of 2025.
•Sales of bupivacaine liposome injectable suspension to third-party licensees were $3.2 million in the second quarter of 2026, versus the $0.5 million reported for the second quarter of 2025.
•Total operating expenses were $188.1 million in the second quarter of 2026, compared to $172.6 million in the second quarter of 2025.
•Research and development (R&D) expenses were $30.2 million in the second quarter of 2026, compared to $28.2 million in the second quarter of 2025.
•Selling, general and administrative (SG&A) expenses were $91.8 million in the second quarter of 2026, compared to $88.6 million in the second quarter of 2025.
•GAAP net income was $4.7 million, or $0.12 per share (basic and diluted) in the second quarter of 2026, compared to a $4.8 million net loss, or $0.11 per share (basic and diluted) in the second quarter of 2025.
•Non-GAAP net income was $29.5 million, or $0.75 per share (basic) and $0.73 per share (diluted) in the second quarter of 2026, compared to $36.0 million, or $0.79 per share (basic) and $0.74 per share (diluted), in the second quarter of 2025.
•Adjusted EBITDA was $48.7 million in the second quarter of 2026, compared to $54.3 million in the second quarter of 2025.
•Pacira ended the second quarter of 2026 with cash, cash equivalents and available-for-sale investments (“cash”) of $251.0 million.
•Pacira had 40.3 million and 45.5 million diluted weighted average shares of common stock outstanding in the second quarters of 2026 and 2025, respectively.
•For non-GAAP measures, Pacira had 40.3 million and 49.0 million diluted weighted average shares of common stock outstanding for the second quarters of 2026 and 2025, respectively.
See “Non-GAAP Financial Information” below.

2026 Financial Guidance
Today the company is updating its full-year 2026 guidance to adjust for the recently completed divestiture of iovera° to Zimmer Biomet as follows:
•Total revenue of $735 million to $760 million versus the previously guided range of $745 million to $770 million(1);
•Non-GAAP SG&A expense of $310 million to $330 million versus the previously guided range of $320 million to $340 million; and
•Stock-based compensation of $54 million to $59 million versus the previously guided range of $54 million to $62 million.
The company is reiterating its remaining full-year 2026 guidance as follows:
•EXPAREL net product sales of $600 million to $620 million;
•Non-GAAP gross margin of 77 percent to 79 percent; and
•Non-GAAP R&D expense of $105 million to $115 million.
(1) Total revenue reflects the contribution of iovera° net product sales through July 31, 2026, the closing date of the transaction with Zimmer Biomet.
See “Non-GAAP Financial Information” below.
Today’s Conference Call and Webcast Reminder
The Pacira management team will host a conference call to discuss the company’s financial results and recent developments today, Tuesday, August 4, 2026, at 4:30 p.m. ET. For listeners who wish to participate in the question-and-answer session via telephone, please pre-register at investor.pacira.com/upcoming-events. All registrants will receive dial-in information and a PIN allowing them to access the live call. In addition, a live audio of the conference call will be available as a webcast. Interested parties can access the event through the “Events” page on the Pacira website at investor.pacira.com.
Non-GAAP Financial Information
This press release contains financial measures that do not comply with U.S. generally accepted accounting principles (GAAP), such as non-GAAP cost of goods sold, non-GAAP gross margin, non-GAAP R&D expense, non-GAAP SG&A expense, non-GAAP net income, non-GAAP net income per common share, non-GAAP weighted average diluted common shares outstanding, EBITDA (earnings before interest, taxes, depreciation and amortization) and adjusted EBITDA, because these non-GAAP financial measures exclude the impact of items that management believes affect comparability or underlying business trends.
These measures supplement the company’s financial results prepared in accordance with GAAP. Pacira management uses these measures to better analyze its financial results, estimate its future cost of goods sold, gross margin, R&D expense and SG&A expense outlook for 2026 and to help make managerial decisions. In management’s opinion, these non-GAAP measures are useful to investors and other users of the company’s financial statements by providing greater transparency into the ongoing operating performance of Pacira and its future outlook. Such measures should not be deemed to be an alternative to GAAP requirements or a measure of liquidity for Pacira. The non-GAAP measures presented here are also unlikely to be comparable with non-GAAP disclosures released by other companies. See the tables below for a reconciliation of GAAP to non-GAAP measures.

About Pacira
Pacira delivers innovative, non-opioid pain therapies to transform the lives of patients. Pacira has two commercial-stage non-opioid treatments: EXPAREL® (bupivacaine liposome injectable suspension), a long-acting local analgesic currently approved for infiltration, fascial plane block, and as an interscalene brachial plexus nerve block, an adductor canal nerve block, and a sciatic nerve block in the popliteal fossa for postsurgical pain management and ZILRETTA® (triamcinolone acetonide extended-release injectable suspension), an extended-release, intra-articular injection indicated for the management of osteoarthritis knee pain. The company is also advancing a pipeline of clinical-stage assets for musculoskeletal pain and adjacencies. Its most advanced product candidate, PCRX-201 (enekinragene inzadenovec), is a novel, locally administered gene therapy in Phase 2 clinical development for osteoarthritis of the knee. To learn more about Pacira, visit www.pacira.com.

About EXPAREL® (bupivacaine liposome injectable suspension)
EXPAREL is indicated to produce postsurgical local analgesia via infiltration in patients aged 6 years and older, and postsurgical regional analgesia via an interscalene brachial plexus block in adults, a sciatic nerve block in the popliteal fossa in adults, and an adductor canal block in adults. The safety and effectiveness of EXPAREL have not been established to produce postsurgical regional analgesia via other nerve blocks besides an interscalene brachial plexus nerve block, a sciatic nerve block in the popliteal fossa, or an adductor canal block. The product combines bupivacaine with multivesicular liposomes, a proven product delivery technology that delivers medication over a desired time period. EXPAREL represents the first and only multivesicular liposome local anesthetic that can be utilized in the peri- or postsurgical setting. By utilizing the multivesicular liposome platform, a single dose of EXPAREL delivers bupivacaine over time, providing significant reductions in cumulative pain scores with up to a 78 percent decrease in opioid consumption; the clinical benefit of the opioid reduction was not demonstrated. Additional information is available at www.EXPAREL.com.
Important Safety Information about EXPAREL for Patients
EXPAREL should not be used in obstetrical paracervical block anesthesia. In studies in adults where EXPAREL was injected into a wound, the most common side effects were nausea, constipation, and vomiting. In studies in adults where EXPAREL was injected near a nerve, the most common side effects were nausea, fever, and constipation. In the study where EXPAREL was given to children, the most common side effects were nausea, vomiting, constipation, low blood pressure, low number of red blood cells, muscle twitching, blurred vision, itching, and rapid heartbeat. EXPAREL can cause a temporary loss of feeling and/or loss of muscle movement. How much and how long the loss of feeling and/or muscle movement depends on where and how much of EXPAREL was injected and may last for up to 5 days. EXPAREL is not recommended to be used in patients younger than 6 years old for injection into the wound, for patients younger than 18 years old, for injection near a nerve, and/or in pregnant women. Tell your health care provider if you or your child has liver disease, since this may affect how the active ingredient (bupivacaine) in EXPAREL is eliminated from the body. EXPAREL should not be injected into the spine, joints, or veins. The active ingredient in EXPAREL can affect the nervous system and the cardiovascular system; may cause an allergic reaction; may cause damage if injected into the joints; and can cause a rare blood disorder.
About ZILRETTA® (triamcinolone acetonide extended-release injectable suspension)
On October 6, 2017, ZILRETTA was approved by the U.S. Food and Drug Administration as the first and only extended-release intra-articular therapy for patients confronting osteoarthritis (OA)-related knee pain. ZILRETTA employs proprietary microsphere technology combining triamcinolone acetonide—a commonly administered, short-acting corticosteroid—with a poly lactic-co-glycolic acid (PLGA) matrix to provide extended pain relief. The pivotal Phase 3 trial on which the approval of ZILRETTA was based showed that ZILRETTA significantly reduced OA knee pain for 12 weeks, with some people experiencing pain relief through Week 16. Learn more at www.zilretta.com.
Indication and Select Important Safety Information for ZILRETTA
Indication: ZILRETTA is indicated as an intra-articular injection for the management of OA pain of the knee. Limitation of Use: The efficacy and safety of repeat administration of ZILRETTA have not been demonstrated.
Contraindication: ZILRETTA is contraindicated in patients who are hypersensitive to triamcinolone acetonide, corticosteroids or any components of the product.
Warnings and Precautions:
•Intra-articular Use Only: ZILRETTA has not been evaluated and should not be administered by epidural, intrathecal, intravenous, intraocular, intramuscular, intradermal, or subcutaneous routes. ZILRETTA should not be considered safe for epidural or intrathecal administration.
•Serious Neurologic Adverse Reactions with Epidural and Intrathecal Administration: Serious neurologic events have been reported following epidural or intrathecal corticosteroid administration. Corticosteroids are not approved for this use.
•Hypersensitivity reactions: Serious reactions have been reported with triamcinolone acetonide injection. Institute appropriate care if an anaphylactic reaction occurs.
•Joint infection and damage: A marked increase in joint pain, joint swelling, restricted motion, fever and malaise may suggest septic arthritis. If this occurs, conduct appropriate evaluation and if confirmed, institute appropriate antimicrobial treatment.
Adverse Reactions: The most commonly reported adverse reactions (incidence ≥1%) in clinical studies included sinusitis, cough, and contusions.
Please see ZILRETTALabel.com for full Prescribing Information.
About iovera®°
The iovera° system uses the body’s natural response to cold to treat peripheral nerves and immediately reduce pain without the use of drugs. Treated nerves are temporarily stopped from sending pain signals for a period of time, followed by a restoration of function. Treatment with iovera° works by applying targeted cold to a peripheral nerve. A precise cold zone is formed under the skin that is cold enough to immediately prevent the nerve from sending pain signals without causing damage to surrounding structures. The effect on the nerve is temporary, providing pain relief until the nerve regenerates and function is restored. Treatment with iovera° does not include injection of any substance, opioid, or any other drug. The effect is immediate and can last up to 90 days. The iovera° system is not indicated for treatment of central nervous system tissue. Additional information is available at www.iovera.com.
Indication and Select Important Safety Information for iovera°
Indication: iovera° applies freezing cold to peripheral nerve tissue to block and/or relieve pain for up to 90 days. It should not be used to treat central nervous system tissue.

Important Safety Information
⦁    Do not receive treatment with iovera° if you experience hypersensitivity to cold or have open and/or infected wounds near the treatment site.
⦁    You may experience bruising, swelling, inflammation and/or redness, local pain and/or tenderness, and altered feeling at the site of application.
⦁    In treatment area(s), you may experience damage to the skin, skin darkening or lightening, and dimples in the skin.
⦁    You may experience a temporary loss of your ability to use your muscles normally outside of the treatment area.
⦁    Talk to your doctor before receiving treatment with iovera°.

About PCRX-201 (enekinragene inzadenovec)
PCRX-201 (enekinragene inzadenovec) features an innovative design based on the company’s proprietary high-capacity adenovirus vector platform. It is currently being studied in the fundamental, underlying chronic inflammatory processes that contribute to “wear and tear” over time in osteoarthritis of the knee, a condition that affects more than 14 million individuals in the U.S. today.
In November 2024, Pacira reported promising data from a large Phase 1 study in which PCRX-201 provided sustained improvements in knee pain, stiffness, and function through two years following local administration, with a well-tolerated safety profile. PCRX-201 has received Regenerative Medicine Advanced Therapy (RMAT) designation from the U.S. Food and Drug Administration and Advanced Therapy Medicinal Products (ATMP) designation from the European Medicines Agency. PCRX-201 is the first gene therapy to achieve these clinical results and earn these regulatory designations in osteoarthritis of the knee—a testament to its promise and potential.
Given the promising Phase 1 results, dosing is underway in a Phase 2 study of PCRX-201 (the ASCEND study) for the treatment of knee osteoarthritis. To learn more about PCRX-201 and the company’s clinical development program, please visit the investor events section of the company’s investor website.
About the High-capacity Adenovirus Vector Platform
In February 2025, in support of the company’s ‘5x30’ growth strategy, Pacira acquired GQ Bio Therapeutics GmbH (GQ Bio) and its novel high-capacity adenovirus (HCAd) gene therapy vector platform. This platform solves many of the challenges in the field of gene therapy that have prevented its utilization in treating common diseases, such as osteoarthritis.
Key features include:
•The HCAd vector is much more efficient at delivering genes into cells compared to many other gene therapies that rely on adenovirus associated virus, or AAV, vectors. As a result, the desired effect can be achieved with much smaller doses.
•The vector used in the HCAd platform can carry up to 30,000 base pairs of DNA, which enables gene therapy with multiple or larger genes compared to AAV vectors.
•Genetic medicines based on the HCAd platform can be administered locally and have the potential for redosing at therapeutically appropriate intervals.

•Lower dose levels and efficient delivery of genes into cells means that thousands of doses can be produced in a single batch. As a result, therapies built on the HCAd platform are expected to have a commercially attractive and viable cost of goods profile.
Beyond PCRX-201 and other product candidates in preclinical development, the company has identified numerous well-validated cytokines that could also be the basis for locally administered genetic therapies using the HCAd platform.
Forward-Looking Statements
Any statements in this press release about Pacira’s future expectations, plans, trends, outlook, projections and prospects, and other statements containing the words “anticipate,” “believe,” “can,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “will,” “would,” and similar expressions, constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995, including, without limitation, statements related to: the ability to realize the anticipated benefits of the divestiture of iovera®°; '5x30', our growth and business strategy, our future outlook, the strength and efficacy of our intellectual property protection and patent terms, our future growth potential and future financial and operating results and trends, our plans, objectives, expectations (financial or otherwise) and intentions, including our plans with respect to the repayment of our indebtedness, anticipated product portfolio and product development programs, strategic alliances, plans with respect to the Non-Opioids Prevent Addiction in the Nation (“NOPAIN”) Act, and any other statements that are not historical facts. For this purpose, any statement that is not a statement of historical fact should be considered a forward-looking statement. We cannot assure you that our estimates, assumptions and expectations will prove to have been correct. Actual results may differ materially from these indicated by such forward-looking statements as a result of various important factors, including risks relating to, among others: risks associated with acquisitions, such as the risk that the acquired businesses and/or assets will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the transaction will not occur; risks associated with divestitures; our manufacturing and supply chain, global and United States economic conditions (including tariffs, inflation and rising interest rates), and our business, including our revenues, financial condition, cash flows and results of operations; the success of our sales and manufacturing efforts in support of the commercialization of EXPAREL and ZILRETTA; the rate and degree of market acceptance of EXPAREL and ZILRETTA; the size and growth of the potential markets for EXPAREL and ZILRETTA and our ability to serve those markets; our plans to expand the use of EXPAREL and ZILRETTA to additional indications and opportunities, and the timing and success of any related clinical trials for EXPAREL, ZILRETTA and any of our other product candidates, including, but not limited to, PCRX-201 and PCRX-2002; the commercial success of EXPAREL and ZILRETTA; the related timing and success of United States Food and Drug Administration supplemental New Drug Applications and premarket notification 510(k)s; the related timing and success of European Medicines Agency Marketing Authorization Applications; our plans to evaluate, develop and pursue additional product candidates utilizing our proprietary high-capacity adenovirus (“HCAd”) vector platform; the approval of the commercialization of our products in other jurisdictions (by either us or our partners); clinical trials in support of an existing or potential HCAd-based product candidate; our commercialization and marketing capabilities; our ability to successfully complete capital projects; the outcome of any litigation; the recoverability of our deferred tax assets; assumptions associated with contingent consideration payments; assumptions used for estimated future cash flows associated with determining the fair value of the Company; the anticipated funding or benefits of our share repurchase program; and factors discussed in the “Risk Factors” of our most recent Annual Report on Form 10-K and in other filings that we periodically make with the Securities and Exchange Commission (the “SEC”). In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. Important factors could cause actual results to differ materially from those indicated or implied by forward-looking statements, and as such we anticipate that subsequent events and developments will cause our views to change. Except as required by applicable law, we undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and readers should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.
These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include the matters discussed and referenced in the “Risk Factors” of our most recent Annual Report on Form 10-K and in other filings that we periodically make with the SEC.

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Investor Contact: Susan Mesco, (973) 451-4030 susan.mesco@pacira.com	Media Contact: Sara Marino, (973) 370-5430 sara.marino@pacira.com

(Tables to Follow)

Pacira BioSciences, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$205,875	$158,545
Short-term available-for-sale investments	45,156	79,879
Accounts receivable, net	132,420	124,069
Inventories, net	134,575	152,863
Assets held for sale	67,337	—
Prepaid expenses and other current assets	29,852	32,618
Total current assets	615,215	547,974
Fixed assets, net	130,277	140,690
Right-of-use assets, net	44,920	41,777
Goodwill	19,642	20,214
Intangible assets, net	285,484	368,100
Deferred tax assets	124,598	123,854
Investments and other assets	23,842	22,308
Total assets	$1,243,978	$1,264,917

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,509	$15,150
Accrued expenses	93,499	95,601
Lease liabilities	10,298	9,839
Liabilities held for sale	705	—
Total current liabilities	122,011	120,590
Long-term debt, net	363,124	372,189
Lease liabilities	38,695	36,176
Contingent consideration	17,452	18,066
Deferred tax liabilities	4,070	4,213
Other liabilities	26,650	20,572
Total stockholders’ equity	671,976	693,111
Total liabilities and stockholders’ equity	$1,243,978	$1,264,917

Pacira BioSciences, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net product sales:
EXPAREL	$147,823	$142,917	$291,097	$279,446
ZILRETTA	32,648	31,334	59,415	54,672
iovera° (1)	6,806	5,588	12,982	10,711
Bupivacaine liposome injectable suspension	3,216	508	4,375	3,112
Total net product sales	190,493	180,347	367,869	347,941
Royalty revenue	1,906	752	1,906	2,081
Total revenues	192,399	181,099	369,775	350,022
Operating expenses:
Cost of goods sold (exclusive of amortization of acquired intangible assets)	44,164	40,866	80,577	75,172
Research and development	30,243	28,200	58,315	53,893
Selling, general and administrative	91,809	88,578	185,753	175,354
Amortization of acquired intangible assets	14,322	14,322	28,644	28,644
Other operating expenses, net	7,594	634	5,317	6,470
Total operating expenses	188,132	172,600	358,606	339,533
Income from operations	4,267	8,499	11,169	10,489
Other income (expense):
Interest income	1,944	5,008	3,874	11,903
Interest expense	(3,622)	(4,695)	(7,321)	(9,275)
Other, net	(34)	(10,739)	(169)	(6,338)
Total other expense, net	(1,712)	(10,426)	(3,616)	(3,710)
Income (loss) before income taxes	2,555	(1,927)	7,553	6,779
Income tax benefit (expense)	2,098	(2,920)	16	(6,814)
Net income (loss)	$4,653	$(4,847)	$7,569	$(35)

Net income (loss) per common share:
Basic and diluted net income (loss) per common share	$0.12	$(0.11)	$0.19	$(0.00)
Weighted average common shares outstanding:
Basic	39,462	45,459	39,961	45,867
Diluted	40,300	45,459	40,605	45,867
(1) In June 2026, we entered into a Stock and Asset Purchase Agreement with Zimmer, Inc., a subsidiary of Zimmer Biomet Holdings, Inc. to divest iovera°. The transaction closed on July 31, 2026, after which, we will no longer recognize revenue associated with iovera°.

Pacira BioSciences, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
GAAP net income (loss)	$4,653	$(4,847)	$7,569	$(35)

Non-GAAP adjustments:
Divestiture and acquisition-related expenses (1)	6,516	2,098	7,396	3,960
Changes in the fair value of contingent consideration	1,663	(357)	(614)	(3,032)
Legal settlement (2)	—	—	—	7,000
Stock-based compensation	14,958	15,472	28,497	30,025
Decommissioning of manufacturing suite (3)	—	6,521	—	6,521
Realized gain on equity investment	—	—	—	(4,227)
Amortization of debt discount	56	23	112	45
Amortization of acquired intangible assets	14,322	14,322	28,644	28,644
Impairment on investment	—	11,000	—	11,000
Release of valuation allowance on deferred tax assets	(6,397)	—	(6,397)	—
Tax impact of non-GAAP adjustments (4)	(6,252)	(8,243)	(11,215)	(13,878)
Total non-GAAP adjustments	24,866	40,836	46,423	66,058

Non-GAAP net income	$29,519	$35,989	$53,992	$66,023

GAAP basic and diluted net income (loss) per common share	$0.12	$(0.11)	$0.19	$(0.00)

Non-GAAP basic net income per common share	$0.75	$0.79	$1.35	$1.44
Non-GAAP diluted net income per common share	$0.73	$0.74	$1.33	$1.36

Non-GAAP net income	$29,519	$35,989	$53,992	$66,023
Interest expense on convertible senior notes, net of tax (5)	—	518	—	1,035
Non-GAAP net income used for diluted earnings per common share (5)	$29,519	$36,507	$53,992	$67,058

Weighted average common shares outstanding - basic	39,462	45,459	39,961	45,867
Weighted average common shares outstanding - diluted	40,300	45,459	40,605	45,867
Non-GAAP weighted average common shares outstanding - diluted (5)	40,300	49,024	40,605	49,186

Pacira BioSciences, Inc. Reconciliation of GAAP to Non-GAAP Financial Information (continued) (in thousands) (unaudited)

(1) In June 2026, we entered into a Stock and Asset Purchase Agreement with Zimmer, Inc., a subsidiary of Zimmer Biomet Holdings, Inc., in which we agreed to divest (i) all of the issued and outstanding capital stock of our subsidiary, Pacira CryoTech, Inc. and (ii) certain assets and liabilities relating to our handheld cryoanalgesia devices and related products—including iovera°. During the three and six months ended June 30, 2026, we recognized $5.9 million of divestiture-related expenses, primarily related to third-party services and legal fees, which were recorded to other operating expenses, net in the condensed consolidated statement of operations.

In February 2025, we acquired the remaining 81% of GQ Bio that we did not already own. During the three and six months ended June 30, 2025, we incurred acquisition-related expenses of $1.0 million and $2.5 million, respectively, mainly related to third-party services and legal fees associated with the acquisition of GQ Bio, which were recorded to other operating expenses, net in the condensed consolidated statement of operations. As part of the purchase agreement, $7.8 million of expense will be recognized and paid over three years pursuant to a key employee holdback agreement in increments of 50%, 30% and 20%, respectively. This resulted in $0.6 million and $1.5 million recognized within R&D in the condensed consolidated statement of operations for the three and six months ended June 30, 2026, respectively, and $1.1 million and $1.5 million for the three and six months ended June 30, 2025, respectively.

(2) We recognized $7.0 million of legal settlement costs during the six months ended June 30, 2025 related to the settlement of patent infringement lawsuits against Fresenius Kabi USA, LLC, eVenus Pharmaceuticals Laboratories, Inc., and Jiangsu Hengrui Pharmaceuticals Co., Ltd. in recognition of our expected savings with respect to, among other things, the avoidance of fees, costs, time and resources associated with continuing the litigations.

(3) In July 2025, we announced the decommissioning of our 45-liter EXPAREL batch manufacturing suite located at our Science Center Campus in San Diego, California, and reduced our workforce accordingly. As a result, during the three and six months ended June 30, 2025, we recognized $5.5 million of accelerated depreciation expense on fixed assets and reserved $1.0 million of raw materials associated with this manufacturing suite.

(4) The tax impact of non-GAAP adjustments is computed by: (i) applying the statutory tax rate to the income or expense adjusted items; (ii) applying a zero-tax rate to adjusted items where a valuation allowance exists; and (iii) excluding discrete tax benefits and expenses, primarily associated with stock-based compensation, and, in the three and six months ended June 30, 2026, the reversal of valuation allowances. For the three and six months ended June 30, 2026, the non-GAAP effective income tax rate was approximately 26% and 25%, respectively. For both the three and six months ended June 30, 2025, the non-GAAP effective income tax rate was approximately 24%.

(5) For the three and six months ended June 30, 2025, our 0.75% convertible senior notes due 2025 (“2025 Notes”) were excluded from diluted net income per common share on a GAAP basis as the impact was antidilutive. On a non-GAAP basis, these potential securities resulted in a dilutive impact on diluted net income per common share. The non-GAAP adjustments to diluted weighted average shares outstanding included the impact of the 2025 Notes as if they converted on the first day of the periods presented, which resulted in an additional 2.8 million common shares upon an assumed conversion and added back $0.5 million and $1.0 million of interest expense, net of tax, respectively, to non-GAAP net income for the three and six months ended June 30, 2025. The 2025 Notes matured on August 1, 2025, and were repaid in cash.

Pacira BioSciences, Inc. Reconciliation of GAAP to Non-GAAP Financial Information (continued) (in thousands, except percentages) (unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Cost of goods sold reconciliation:
GAAP cost of goods sold (exclusive of amortization of acquired intangible assets)	$44,164	$40,866	$80,577	$75,172
Stock-based compensation	(1,809)	(1,682)	(3,452)	(3,398)
Decommissioning of manufacturing suite	—	(6,521)	—	(6,521)
Non-GAAP cost of goods sold	$42,355	$32,663	$77,125	$65,253

Gross margin reconciliation:
Total revenues	$192,399	$181,099	$369,775	$350,022
GAAP gross margin	$148,235	$140,233	$289,198	$274,850
GAAP gross margin percentage	77%	77%	78%	79%
Adjustments to GAAP gross margin:
Stock-based compensation	1,809	1,682	3,452	3,398
Decommissioning of manufacturing suite	—	6,521	—	6,521
Non-GAAP gross margin	$150,044	$148,436	$292,650	$284,769
Non-GAAP gross margin percentage	78%	82%	79%	81%

Research and development reconciliation:
GAAP research and development	$30,243	$28,200	$58,315	$53,893
Stock-based compensation	(2,605)	(2,407)	(4,435)	(4,648)
Accrued key employee holdback	(585)	(1,107)	(1,465)	(1,458)
Non-GAAP research and development	$27,053	$24,686	$52,415	$47,787

Selling, general and administrative reconciliation:
GAAP selling, general and administrative	$91,809	$88,578	$185,753	$175,354
Stock-based compensation	(10,544)	(11,383)	(20,610)	(21,979)
Non-GAAP selling, general and administrative	$81,265	$77,195	$165,143	$153,375

Weighted average common shares outstanding - diluted reconciliation:
GAAP weighted average common shares outstanding - diluted	40,300	45,459	40,605	45,867
Dilutive common shares associated with the 2025 Notes	—	2,821	—	2,821
Dilutive common shares associated with stock options, restricted stock units, performance share units and employee stock purchase plan	—	744	—	498
Non-GAAP weighted average common shares outstanding - diluted	40,300	49,024	40,605	49,186

Pacira BioSciences, Inc.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA (Non-GAAP)
(in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
GAAP net income (loss)	$4,653	$(4,847)	$7,569	$(35)

Interest income	(1,944)	(5,008)	(3,874)	(11,903)
Interest expense (1)	3,622	4,695	7,321	9,275
Income tax (benefit) expense	(2,098)	2,920	(16)	6,814
Depreciation expense	6,975	13,000	13,984	19,846
Amortization of acquired intangible assets	14,322	14,322	28,644	28,644
EBITDA	25,530	25,082	53,628	52,641

Other adjustments:
Divestiture and acquisition-related expenses	6,516	2,098	7,396	3,960
Changes in the fair value of contingent consideration	1,663	(357)	(614)	(3,032)
Legal settlement	—	—	—	7,000
Stock-based compensation	14,958	15,472	28,497	30,025
Decommissioning of manufacturing suite (2)	—	1,028	—	1,028
Realized gain on equity investment	—	—	—	(4,227)
Impairment on investment	—	11,000	—	11,000
Adjusted EBITDA	$48,667	$54,323	$88,907	$98,395
Descriptions of the other adjustments are noted above in the reconciliation of GAAP to Non-GAAP financial information.
(1) Includes amortization of debt discount and debt issuance costs.
(2) Excludes $5.5 million of accelerated depreciation expense on fixed assets associated with the decommissioned 45-liter EXPAREL batch manufacturing suite, which is included in EBITDA above.

Pacira BioSciences, Inc.

Summary of 2026 Financial Guidance
(dollars in millions)

2026 Financial Guidance	Amount
EXPAREL net product sales	$600 to $620
Total revenues (1)	$735 to $760
Non-GAAP gross margin	77% to 79%
Non-GAAP research and development expense	$105 to $115
Non-GAAP selling, general and administrative expense	$310 to $330
Stock-based compensation	$54 to $59
(1) In June 2026, we entered into a Stock and Asset Purchase Agreement with Zimmer, Inc., a subsidiary of Zimmer Biomet Holdings, Inc. to divest iovera°. The transaction closed on July 31, 2026, and total revenues reflect the contribution of iovera° net product sales through the closing date of the transaction and exclude any net product sales of iovera° thereafter.

Reconciliation of GAAP to Non-GAAP 2026 Financial Guidance
(dollars in millions)

2026 Non-GAAP Financial Guidance	GAAP	Impact of GAAP to Non-GAAP Adjustments (1)	Non-GAAP (2)
Gross margin	76% to 78%	Approximately 1%	77% to 79%
Research and development expense	$115 to $128	$10 to $13	$105 to $115
Selling, general and administrative expense	$349 to $376	$39 to $46	$310 to $330
(1) The full-year impact of GAAP to Non-GAAP adjustments primarily relates to stock-based compensation, as well as employee transaction bonuses payable by Zimmer Biomet related to the divestiture of iovera°.
(2) Full-year guidance excludes the transaction costs and potential impact of any acquisitions or business development transactions that have not been completed.

Our long-term targets for any of the measures noted above are also non-GAAP financial measures that exclude or otherwise have been adjusted for non-GAAP adjustment items from our U.S. GAAP consolidated financial statements. When we provide long-term targets for any of the non-GAAP metrics described above, we do not provide reconciliations of the U.S. GAAP measures as we are unable to predict with a reasonable degree of certainty the actual impact of the non-GAAP adjustment items. By their very nature, non-GAAP adjustment items are difficult to anticipate with precision because they are generally associated with unexpected and unplanned events that impact us and our financial results. Therefore, we are unable to provide a reconciliation of these measures without unreasonable efforts.